UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/03/2009

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23190

CA	93-0925818
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Rowland Way, Suite 110 , Novato, CA 94945
(Address of principal executive offices, including zip code)

(415) 893-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

The Company previously disclosed that several derivative actions were commenced by shareholders purportedly on behalf of the Company against a number of current and former officers and directors of the Company (and naming the Company as a nominal defendant) in connection with the Company's historical stock option granting practices. These actions were filed in the United States District Court for the Northern District of California (the "Federal Court"), and were consolidated into one action captioned Wilder v. Doris, et al., Case No. C-07-1500, and in the Superior Court of California for the County of Marin, captioned McCay v. Doris, et al., Case No. CV 073038.

As the Company previously disclosed, in February 2009, the parties in the derivative actions reached an agreement in principle to settle these actions. On May 28, 2009, the Federal Court entered an order preliminarily approving the settlement ("Preliminary Approval Order"). The Preliminary Approval Order requires that the Company publish a Notice of Proposed Settlement of Actions and of Settlement Hearing Thereon (the "Notice of Settlement") in a Current Report on Form 8-K within seven (7) business days of the entry of such order. The Notice of Settlement is attached hereto as Exhibit 99.1. The Notice of Settlement contains important information regarding the proposed settlement.

The Preliminary Approval Order is subject to final approval by the Federal Court. A final settlement hearing is scheduled before the Honorable Claudia Wilken of the United States District Court, Northern District of California, Oakland Division, United States Courthouse, located at 1301 Clay Street, Oakland, California 94612, on August 6, 2009, at 2:00 p.m., to determine whether the proposed settlement should be approved as fair, reasonable, and adequate and to consider the application of plaintiffs' counsel for attorneys' fees and expenses.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1       Notice of Settlement dated June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC SOLUTIONS

Date: June 03, 2009	By:	/s/ David C. Habiger
David C. Habiger
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Notice of Settlement